SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.         )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, For Use of the Commission Only
☐	Definitive Proxy Statement		(as permitted by Rule 14a-6(e)(2))
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-12

COMPUTER ASSOCIATES INTERNATIONAL, INC.
(Name of Registrant as Specified in its Charter)

RANGER GOVERNANCE, LTD.
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount previously paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

EXPLANATORY NOTE

        Ranger Governance, Ltd., a Texas limited partnership ("Ranger"), is filing the materials contained in this Schedule 14A with the Securities and Exchange Commission in connection with a solicitation of proxies (the "Solicitation") in support of electing Ranger nominees to the board of directors of Computer Associates International, Inc. ("Computer Associates") at the 2001 annual meeting of stockholders of Computer Associates.

Table of Contents

Revised content of http://www.rangergov.com	Item 1

Content of Item 1

About Ranger Governance, Ltd.

Ranger Governance is a Dallas-based investment company created by entrepreneurs Sam Wyly and Charles Wyly, and an affiliate of Ranger Capital Group, a multi-manager investment fund also based in Dallas. On July 27, 2001, Ranger Governance filed a definitive proxy statement with the Securities and Exchange Commission in connection with Ranger's solicitation of proxies to elect its director nominees at the 2001 annual stockholders meeting of Computer Associates and has mailed copies to stockholders. Ranger is proposing a comprehensive restructuring plan which it believes will maximize shareholder value, position Computer Associates for future growth, and dramatically improve its relations with customers, employees and investors. Ranger urges stockholders to read its proxy statement because it contains important information. More information about Ranger Governance and copies of its definitive proxy statement are available on this website. Copies of Ranger's definitive proxy statement and other Ranger soliciting materials are also available at the Securities and Exchange Commission's website at www.sec.gov.

IMPORTANT INFORMATION
On July 27, 2001, Ranger Governance, Ltd. filed a definitive proxy statement with the Securities and Exchange Commission in connection with Ranger's solicitation of proxies to elect its director nominees at the 2001 annual stockholders meeting of Computer Associates International, Inc. Ranger's proxy statement was mailed to Computer Associates stockholders on July 30, 2001. Ranger urges stockholders to read its proxy statement because it contains important information. You may obtain a free copy of Ranger's definitive proxy statement, as well as other soliciting materials that have been filed by Ranger, at the Securities and Exchange Commission's website at www.sec.gov. The definitive proxy statement and other documents filed by Ranger may also be obtained for free by writing to Ranger at 300 Crescent Court, Suite 1000, Dallas, Texas 75201, by contacting Morrow & Co., Inc. at 800-634-4458 or at www.rangergov.com.

Detailed information regarding the names, affiliations and interests of individuals who may be deemed participants in Ranger's solicitation is available in the definitive proxy statement filed by Ranger. In addition, the Ranger Nominees' plans for Computer Associates could change after election based on the exercise of their fiduciary duties to the stockholders of Computer Associates in the light of their knowledge and the circumstances at the time.

Stock price quotation data displayed on www.rangergov.com is provided by North American Quotations, Inc. and is delayed at least 20 minutes. Stock charts are provided by Elogic. Shareholder.com and Ranger make no claims concerning the accuracy of the information provided on these pages, and will not be held liable for any use of this information.

Press Releases

  Ranger Governance Files Counterclaims Against Computer Associates – 7.31.01
  Ranger Governance Mails Proxy Statement to Computer Associates Shareholders –7.30.01
  Ranger Responds to Computer Associates' First Quarter Financial Results – 7.23.01
  Ranger Governance Responds to Computer Associates' Letter to Shareholders – 7.19.01
  Ranger Governance Publishes Open Letter to Computer Associates Customers – 7.09.01
  Ranger Governance Adds Two Nominees – 6.29.01
  Computer Associates' Return to Shareholders is Dead Last Among Competitors," Wyly Tells Investors, Analysts – 6.26.01
  Sam Wyly Calls Computer Associates' Top Managers "Arrogant" for Ignoring Majority of Shareholders – 6.25.01
  In Open Letter to Computer Associates Employees, Sam Wyly Outlines Benefits of Ranger Governance Plan – 6.22.01
  Sam Wyly Cites Computer Associates' Chronic Abuse of Customers and Employees as Motivation for Proxy Battle in Personal Letter to Company President and CEO Sanjay Kumar – 6.21.01

Advertisements

The following advertisements regarding the proxy contest have appeared in various newspapers including The Wall Street Journal, The New York Times and The Orlando Sentinel.

Why are these men suing?	Why are these men smiling?

An Open Letter To Computer Associates’ Customers	A Slate of Proven Leaders

IMPORTANT INFORMATION

          On July 27, 2001, Ranger Governance, Ltd. filed a definitive proxy statement with the Commission in connection with Ranger's solicitation of proxies to elect its director nominees at the 2001 annual stockholders meeting of Computer Associates International, Inc. Ranger's proxy statement was mailed to Computer Associates' stockholders on July 30, 2001. Ranger urges stockholders to read its proxy statement because it contains important information. You may obtain a free copy of Ranger's definitive proxy statement, as well as other soliciting materials that have been filed by Ranger, at the Commission's website at www.sec.gov. The definitive proxy statement and other documents filed by Ranger may also be obtained for free by writing to Ranger at 300 Crescent Court, Suite 1000, Dallas, Texas 75201, by contacting Morrow & Co., Inc. at 800-634-4458 or at www.rangergov.com.

         Detailed information regarding the names, affiliations and interests of individuals who may be deemed participants in Ranger's solicitation is available in the definitive proxy statement filed by Ranger. In addition, the Ranger Nominees' plans for Computer Associates could change after election based on the exercise of their fiduciary duties to the stockholders of Computer Associates in the light of their knowledge and the circumstances at the time.